Exhibit 10.1

AGREEMENT AND RELEASE

The following agreement and release (the “Agreement”) is made and entered into on this 21st day of November, 2019 (the “Effective Date”) by and between David L. Fetherman (“Executive”) and Escalade, Incorporated, an Indiana corporation (“Escalade”) regarding Executive’s retirement and resignation from all positions held by Executive with Escalade and its various subsidiaries and affiliates. Escalade and Executive are sometimes referred to collectively as the “parties” and individually as a “party,” and the term “Company” shall mean Escalade and its various subsidiaries and affiliates collectively.

Recitals:

A. Executive is the Chief Executive Officer and President of Escalade, a director of Escalade, and an officer and/or director of various subsidiaries and affiliates of Escalade; and

B. Executive has announced his intention to retire from all positions with the Company, and Executive and Escalade have reached agreement with respect to all matters related to Executive’s retirement, Executive’s assistance in facilitating the transition to Executive’s successor, and Executive’s resignation from all such positions, including the timing thereof; and

C. Executive’s employment with the Company will terminate on (the “Employment End Date”) the earliest to occur of (i) the commencement of employment by Escalade of a new Chief Executive Officer, (ii) a date that is mutually agreed upon by Executive and Escalade’s Board of Directors, (iii) if requested by Escalade’s Board of Directors for any reason, the date established by the Board of Directors on which Executive’s resignation is to be effective, or (iv) immediately upon a Change in Control of the Company, and Executive then will cease to serve as a director, Chief Executive Officer and President of Escalade and all other executive officer and director positions that he holds with Escalade and any of Escalade’s subsidiaries and their affiliates as of the Employment End Date; and

D. Executive and the Company are parties to that certain Executive Severance Agreement dated as of June 9, 2016, as amended as of June 25, 2019 (the “Executive Agreement”), which Executive Agreement represents the parties’ mutual agreement with respect to all matters related to Executive’s termination of employment with the Company, except to the extent expressly provided otherwise herein. All capitalized terms used in this Agreement and not defined herein shall have the meaning set forth in the Executive Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and Executive agree as follows:

1. Termination. Executive hereby affirms that his positions as Chief Executive Officer and President of Escalade and from all other executive officer and director positions that he holds with Escalade and any of Escalade’s subsidiaries and their affiliates, will terminate effective as of the Employment End Date. Executive acknowledges and agrees that as of the Employment End Date he also will retire as a trustee or other administrator of any and all Company benefit plans, including without limitation the Company’s retirement plan. Executive and the Company agree that Executive’s intended resignation as a Director of Escalade is not related to any disagreement between them that would require disclosure pursuant to Item 5.02(a) of Form 8-K or any successor provision thereto. Executive further acknowledges and agrees that he will continue as Escalade’s President and Chief Executive Officer and will provide ongoing services through the Employment End Date, such services to be consistent with services provided by Executive prior to the Effective Date.

2. Compensation and Benefits. Provided that Executive fulfills his obligations as set forth in this Agreement, the Company shall pay to Executive the following Severance Benefits:

(a) the Company shall continue to pay the Executive his Base Salary and continue his Employee Benefits through the Employment End Date;

(b) at the end of the Company’s 2019 fiscal year, the Company will determine if Incentives have been met and the incentive compensation amount payable, as if the Executive had served the full year in the event the Employment End Date would precede the end of the 2019 fiscal year, and will pay the Executive the proportionate amount of such incentive compensation on the same date the Company first makes incentive payments to other employees receiving similar Incentives;

(c) the Company will pay Executive additional payments equal in the aggregate to one year Base Salary for the period commencing on the day following the Employment End Date and ending on the second anniversary of the Employment End Date, payable on a pro rata basis in accordance with the regular payroll practices of the Company as applicable to the Executive immediately prior to the Employment End Date;

(d) all equity incentive awards granted to the Executive and outstanding as of the Employment End Date shall be treated in the manner set forth in the applicable Incentive Compensation Plan of the Company, provided, however, that, (i) to the extent not already vested, all stock options held by Executive shall be fully vested as of the Employment End Date and shall remain exercisable through the expiration date stated in the applicable award document, and (ii) all restricted stock units held by Executive shall continue to vest and be paid following the Employment End Date based on Executive’s ongoing service as a consultant to the Company pursuant to Section 3(h) hereof rather than based on employment, and that all other vesting conditions relating to such restricted stock units shall be deemed satisfied as of the Employment End Date; and further understood and agreed that all equity incentive awards that are not exercised or that do not vest prior to the expiration date of such award as stated in the applicable award document shall be forfeited and of no further effect after such expiration date; and

(e) with respect to the Executive and his family members who are covered by the Company’s medical plan as of the Effective Date, subject to meeting ongoing eligibility requirements, the Executive and those family members shall be entitled to continue to participate in the Company’s medical plan in the same manner as currently participating, such that Executive will pay the employee portion of the applicable premiums and the Company will pay the remaining portion, provided, however, that if the Executive would no longer be eligible to participate directly in the Company’s medical plan, then Executive and those family members shall be entitled to the continuation of such health care benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act or any substantially equivalent successor law (“COBRA”), and the Company will pay the applicable COBRA premiums on his behalf for the 12 months following the date on which Executive ceases to be a direct participant in the Company’s medical plan, but in no event later than March 9, 2022 (and the Executive shall be responsible for all COBRA premiums after the expiration of the foregoing period).

In the event of Executive’s death prior to the Employment End Date, then Executive’s estate shall receive all of the above benefits.

3. Executive’s Obligations. In consideration of the payments and benefits provided in Section 2 above, Executive will:

(a) fully cooperate and assist the Company with any litigation matters or regulatory or agency proceedings for which his testimony or cooperation is requested by Company following the Employment End Date, provided that he is reimbursed for any reasonable and necessary expenses incurred as a result of his cooperation and assistance, and further provided that the Company and Executive shall discuss in advance of Executive’s providing any such cooperation and assistance the anticipated time commitment that would likely be required of Executive with respect to any such matter and shall mutually determine whether Executive should be compensated for his time and the amount of any such compensation, it being understood and agreed that if the parties cannot reach agreement as to any such compensation, then the Company shall not request, and Executive shall not be required, to provide cooperation and assistance with respect to such litigation or proceeding;

(b) sign all necessary resignations from the boards of directors and/or all other officer, employee and trustee positions of the Company, but in any event Executive shall be deemed to have resigned any such executive officer, director and trustee positions as of the Employment End Date;

(c) through the Employment End Date, except as provided in clause (d) below, continue to comply with the Company’s Insider Trading Policy, Code of Ethics and all other Company policies and procedures applicable to employees of the Company including, without limitation, no destruction of any documents belonging to or relating to the Company or Executive’s employment with the Company, whether in paper, electronic, digital or any other format, unless such destruction is approved in advance and observed by an officer of the Company specifically designated and authorized by Escalade’s Board of Directors;

(d) comply with the Company’s Policy for Recovery of Incentive Compensation through the end of the look back period, which look back period shall be deemed to commence on the Employment End Date and continue for three years thereafter;

(e) comply with all laws relating to the Company’s business and operations as applicable to Executive and the Company;

(f) comply with all covenants contained in the Executive Agreement and in this Agreement, including without limitation Sections 4, 5 and 6 hereof;

(g) between the Effective Date and the Employment End Date, perform Executive’s duties as Escalade’s President and Chief Executive Office in a professional manner and on a full time basis, which duties shall include Executive’s reasonable best efforts to facilitate a smooth transition of responsibilities to his successor; and

(h) after the Employment End Date and through the later of the second anniversary thereof or March 9, 2022, Executive shall serve as a consultant to the Company, providing consulting services as shall be reasonably requested by the Company upon reasonable advance notice, it being understood and agreed that the amount of consulting services provided by Executive shall be no more than twenty percent (20%) of the average amount of services provided by Executive during the thirty six month period prior to the Employment End Date.

4. Mutual Nondisparagement.

(a) Executive’s Covenant. Beginning on the Effective Date, Executive shall not make, participate in the making of, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which embarrass the Company, its subsidiaries and their affiliates or any of their respective present, former or future directors, officers, executives, employees and/or shareholders.

(b) Company’s Covenant. Beginning on the Effective Date, the Company shall not, and shall instruct the members of Escalade’s Board of Directors and executive officers not to, make, participate in the making of, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.

5. Confidentiality. Executive understands and agrees that:

(a) Escalade is required to describe the material terms of this Agreement in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four (4) business days after this Agreement is signed by the Executive and Escalade, and that the Company will attach this Agreement in its entirety as an Exhibit to such public filing;

(b) through the Employment End Date, in the course of his employment with the Company and service as a director of Escalade, Executive has been and will be entrusted with, or has obtained or will obtain, access to information proprietary to the Company with respect to the following (all of which information is referred to hereinafter collectively as the "Information"): the organization and management of the Company; the names, addresses, buying habits, and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and their suppliers; products, services, programs and processes sold, licensed or developed by the Company; technical data, plans and specifications, present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the Company; and other information considered confidential by any of the Company or its customers or suppliers. At all times through the Employment End Date and thereafter, Executive agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Executive's duties for the Company as provided in this Agreement, without the express written consent of the Company; provided that Executive’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Executive, and further provided that, pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal;

(c) Executive and the Company agree that effective upon the Company’s filing of its Form 10-K for the fiscal year in which the Employment End Date occurs, but in no event earlier than the filing of its Form 10-K for the Company’s 2020 fiscal year, Executive will no longer be privy to material, non-public information regarding the Company. Accordingly, the Company agrees that Executive shall not be subject to the Company’s Insider Trading Policy thereafter, provided, however, that if and to the extent that Executive may from time to time acquire knowledge of material, non-public information regarding the Company (whether in his capacity as a consultant to the Company or otherwise), Executive acknowledges and agrees that he may not trade based upon such information and must comply with all applicable laws prohibiting insider trading. The Company further agrees that it will not intentionally provide material, non-public information to Executive following the Employment End Date except in connection with such events, actions or circumstances that would require stockholder approval and the Company has made a good faith determination that it is necessary and appropriate to disclose such information to Executive given his then current ownership of Escalade common stock, and that the Company will use its reasonable best efforts to prevent any inadvertent disclosures of material, non-public information to Executive;

(d) Notwithstanding the foregoing, in the event that the Executive is requested or required by law, regulatory authority or other applicable judicial or governmental order to disclose any Information, the Executive will provide the Company with prompt notice of any such request or requirement (if legally permissible) so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement with respect to non-disclosure of such Information. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof as set forth above, the Executive may disclose only that portion of the Information which is legally required; and

(e) On or promptly following the Employment End Date, Executive will return all Company issued electronic devices (including without limitation, laptops, smart phone, tablets, and similar devices) and Company information to the Company, will no longer access any Escalade data processing or information systems, and will allow the Company to inspect any and all electronic devices, whether owned by the Company or Executive, to delete any and all Company data and access to Company systems from such devices. Upon deletion of all Company data and removal of access to Company systems from the Executive’s smart phone and laptop, the Executive shall be entitled to keep such phone and laptop for his personal use, if he so desires, at no cost to the Executive.

6. Covenant Not to Compete, No Interference; No Solicitation. At all times through the twelfth month following the Employment End Date (or if this period is unenforceable by law, then for such shorter period as shall be enforceable):

(a) Executive will not engage in any business offering products or services related to the current business of the Company, whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director or officer, where such business or business activity is in competition with the Company in any geographic market where the Company does business; provided, however, that Executive shall not be prohibited from performing services for a subsidiary or division of a competitive business, as long as (i) such subsidiary or division is not in competition with the Company, (ii) the revenues of the competitive business relating to its products and services that are in competition with the Company constitute five percent (5%) or less of its total revenues, and (iii) the Executive abides by all other provisions of this Agreement including without limitation Sections 4, 5, 6(b) and 6(c);

(b) Executive will not interfere with or adversely affect, either directly or indirectly, the Company’s relationships with any person, firm, association, corporation or other entity which is known by Executive to be, or is included on any listing to which Executive had access during the course of his employment as a customer, client, supplier, consultant or employee of the Company, and Executive will not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity; and

(c) Executive will not induce, seek to induce or participate directly or indirectly with any third party in seeking to induce, any other employee of the Company to terminate his or her employment relationship with the Company, provided, however, that this restriction shall not prohibit Executive from hiring any employee who seeks employment from Executive or any third party with whom Executive may be employed or affiliated with in the future on an unsolicited basis as long as such employment is not in competition with any business or operations of the Company.

Executive acknowledges and agrees that the covenants, restrictions, agreements, and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements, and obligations set forth in this Section 6 are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 6 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

7. Tax Liability; Tax Withholding. Executive acknowledges and agrees that he is responsible for the payment of all taxes relating to the consideration to be provided to him as contemplated by this Agreement, including the payment of any taxes relating to his exercise of stock options and his receipt of any stock, cash or other consideration relating to any other equity incentive awards he may have received from the Company. Notwithstanding any other provision of this Agreement, the Company will withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

8. No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or to take any other action that would mitigate the amounts payable to Executive under this Agreement. In the event that Executive would obtain subsequent employment, the Company may not offset any compensation or other amounts earned by Executive from such subsequent employment or engagement of his services against the Executive’s entitlements under this Agreement. Moreover, subject to Executive’s compliance with the covenants set forth in Sections 4, 5 and 6 of this Agreement, Executive shall be free to pursue any unsolicited, non-competitive opportunities for employment or services as may arise from the Company’s customers, vendors, employees and affiliates.

9. Section 16 Reports. Executive and the Company agree that notwithstanding Executive’s termination as an executive officer and a director of Escalade as of the Effective Date, Executive may continue to be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder for up to six months following the Employment End Date. Accordingly, Executive agrees to provide timely notice to Escalade’s chief financial officer of all transactions undertaken by Executive in Escalade common stock, including the purchase or sale of any shares of Escalade common stock and the exercise of any stock options, during the six month period following the Employment End Date, and the Company shall prepare and file the appropriate Section 16 reports with the Securities and Exchange Commission on behalf of Executive. Upon the conclusion of such six month period, the Company acknowledges that Executive will no longer be deemed an affiliate of the Company and, absent Executive being in possession of material, non-public information concerning the Company, may freely engage in trades of Escalade securities.

10. Remedies.

(a) Arbitration; Submission to Jurisdiction. Any dispute that may arise between the Company and Executive relating to this Agreement and the subject matter hereof shall be settled by binding arbitration in accordance with Section 9 of the Executive Agreement.

(b) Injunctive Relief. Executive agrees that in the event of any actual or threatened breach by him of any of the provisions contained in this Agreement, including those covenants specifically set forth in Sections 3, 4, 5 and 6 hereof, the Company shall be entitled to seek immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In the event of such injunctive relief, the periods of time referred to in Sections 5 and 6 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof and the Company shall be entitled to cease its obligations to Executive pursuant to Section 2. In the event that the Company breaches its obligations to make payments and to provide the benefits specified in Section 2 hereof, Executive may seek specific performance in addition to monetary damages and Executive will not be subject to the provisions of Section 4, 5 or 6 hereof. Nothing contained herein shall be construed as prohibiting Executive or the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

11. Mutual Release. In consideration of the payments and benefits set forth in this Agreement, such payments and benefits being good and valuable consideration:

(a) Release by Executive. Subject to Section 10(b), Executive, on his own behalf and on behalf of his heirs, administrators, executors, successors, assigns and personal representatives, covenants not to sue and hereby fully and forever releases, acquits and discharges the Company, its shareholders, directors, officers, employees, agents, representatives, insurance carriers, and their successors and assigns (collectively the “Releasees”), from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that Executive may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon Executive’s service as an executive officer and director of the Company through the Effective Date and/or the cessation of Executive’s service as an employee, executive officer and director of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act as amended (“ADEA”); Older Workers’ Benefit Protection Act (“OWBPA”); Americans with Disabilities Act (“ADA”) as amended; the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); 42 U.S.C. § 1981; 29 U.S.C. § 206(d)(1); Section 503 and 504 of the Rehabilitation Disabilities Act; the WARN Act; Indiana’s fair employment practices statutes; any other federal, state or local law dealing with employment discrimination; and any federal or state “Whistleblower” law, existing as of the date of this Agreement. Provided, however, that if the Company were to breach this Agreement, this release would not bar an action by Executive against the Company to enforce its term(s) or any applicable law. In addition, this Section 11(a) shall not affect adversely any benefits to which Executive may be entitled arising out of any social security, workers' compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of the Company, which may be payable now or in the future to Executive.

(b) Acknowledgements by Executive. Executive specifically acknowledges and agrees that: (i) Executive is waiving claims under the foregoing laws, including specifically the ADEA and the OWBPA; (ii) this waiver of any rights or claims is knowing and voluntary; (iii) this Agreement is written in a manner that Executive understands; (iv) the Company has hereby advised Executive to consult with an attorney before executing this Agreement and that Executive has so consulted; (v) the waiver of rights under Section 11(a) does not waive rights or claims arising after the date of this Agreement; (vi) Executive has been given a period of 21 days within which to consider this Agreement; (vii) for a period of seven days following Executive’s execution of this Agreement, Executive may revoke this Agreement and this Agreement will not become enforceable or effective until the revocation period expires; and (viii) the waiver of rights in Section 11(a) is in exchange for consideration in addition to anything of value to which Executive was already entitled to receive.

(c) Release by the Company. Subject to Section 10(b), the Company, on behalf of itself and its successors and assigns, covenants not to sue and hereby fully and forever releases, acquits and discharges Executive and his successors and assigns, from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that the Company may have had, may now have, or may hereafter have against Executive, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company, its subsidiaries and affiliates through the Effective Date and/or the cessation of Executive’s service as an executive officer or director of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, existing as of the date of this Agreement. Provided, however, that if Executive were to breach this Agreement, this release would not bar an action by the Company against Executive to enforce its term(s) or any applicable laws. In addition, this Section 11(c) shall not bar any action by the Company against Executive to enforce the terms of the Company’s Policy for Recovery of Incentive Compensation and/or Section 5(b) of the Executive Agreement.

(d) Unknown Claims. This Agreement covers both claims that Executive and/or the Company know about and those that Executive and/or the Company may not know about. The parties hereto expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims, except as to any claims that Executive may have as contemplated by the last two sentences of Section 11(a) or that Company may have as contemplated by the last two sentences of Section 11(c). Each of Executive and the Company understand the significance of its respective release of unknown claims and the waiver of statutory protection against a release of unknown claims. However, this release shall not apply to any claim based on the fraud or intentional misconduct of the other party or to any act that is determined to be a criminal act under any federal, state or local law committed or perpetrated by Executive or the Company at any time prior to and through the Employment End Date. Neither Executive nor the Company, based on the knowledge of Escalade’s Board of Directors and of the Company’s executive officers other than Executive, is currently aware of any fraud or intentional misconduct of the other party to this Agreement.

(e) Future Claims Related to Employee and/or Shareholder Status. Notwithstanding any provision of this Section 11 that may be construed to the contrary, Executive and the Company agree that neither Executive nor the Company waive or release the other party hereto from any claim that may arise based on events occurring after the Effective Date. Executive and the Company further agree that Executive may not, based upon Executive’s status as a shareholder of the Company, assert any claim subsequent to the Effective Date against the Company or any Releasees relating to any potential claim or matter that is the subject of or is otherwise covered by the release granted by Executive in this Agreement or is in any way related to the event of Executive’s retirement from or cessation of employment with the Company.

(f) Additional Release. Provided that Executive has signed and delivered on or promptly after the Employment End Date to the Company a general release substantially identical in form and substance to the release set forth in this Section 11 (the “Additional Release”) relating to claims arising or that may arise from events on or after the Effective Date through the Employment End Date (the “Continuing Employment Period”), which Additional Release by its terms has become effective and is in material compliance with the terms of this Agreement, the Company further releases Executive, his successors and assigns from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that the Company may have had, may now have, or may hereafter have against Executive, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company during the Continuing Employment Period and/or the cessation of Executive’s service as an employee of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, existing as of the date of this Agreement and the Company shall sign and deliver at such time a general release to such effect identical in form and substance to the release contained herein. Provided, however, that if either party were to breach this Agreement, such further release would not bar an action by the non-breaching party against the breaching party to enforce its term(s) or any applicable laws nor would such release cover any action based on a claim excluded from the release by Section 11(d).

12. Future Service as Employee, Executive Officer or Director. Executive agrees that his termination as an employee, executive officer and director of the Company is irrevocable, and that the Company shall have no obligation whatsoever to rehire, reappoint or elect Executive to any such officer, director or other position with the Company. Executive further agrees that if he would seek any such position and is not so hired, nominated, appointed or elected, Executive will not bring a claim against the Company and/or any Releasee for refusal to so hire, nominate, appoint or elect.

13. Binding Effect; Authority. This Agreement shall bind the Executive’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns. Escalade represents and warrants to Executive that the individual signing this Agreement on behalf of the Company is duly authorized to enter into this Agreement and to bind the Company hereunder.

14. Non-Admission. This Agreement shall not be construed as an admission by either party of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the parties specifically disclaim any wrongdoing or violation.

15. Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, his beneficiaries or legal representatives, without the prior written consent of an executive officer of Escalade.

16. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any other written or oral promises concerning the subject matter of this Agreement except as expressly stated otherwise herein or except as expressly stated otherwise in the Executive Agreement. The terms of this Agreement may not be modified other than in a writing signed by the parties.

17. Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Indiana without giving effect to provisions thereof regarding conflict of laws.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall together constitute one and the same instrument.

In Witness Whereof, the parties have entered into this Agreement and Release as of this 21st day of November, 2019.

By: /s/ DAVID L. FETHERMAN David L. Fetherman ESCALADE, INCORPORATED By: /s/ WALTER P. GLAZER, Jr. Walter P. Glazer, Jr. Chairman